Exhibit 99.1

EXCO Resources, Inc. Announces

Change to Board of Directors

DALLAS, TEXAS—EXCO Resources, Inc. (NYSE:XCO.BC) (“EXCO” or the “Company”) today announced the resignation of C. John Wilder from his position as a member of the Company’s Board of Directors (the “Board”) and his position as Executive Chairman of the Board, in each case effective as of November 9, 2017. Mr. Wilder became one of the Company’s directors and Executive Chairman of the Board in September 2015.

At the time of his resignation, Mr. Wilder was not a member of any committee of the Board. Mr. Wilder’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Wilder’s resignation, the Company entered into a letter agreement with Energy Strategic Advisory Services, LLC (“ESAS”), an entity controlled by Mr. Wilder, pursuant to which the Company and ESAS agreed to suspend ESAS’ obligation to provide services to the Company and the Company’s obligation to pay for such services, in each case, pursuant to the Services and Investment Agreement between ESAS and the Company (the “Services and Investment Agreement”). The letter agreement also suspended ESAS’ ability to nominate a member to EXCO’s board of directors. In addition, pursuant to the letter agreement, the warrants issued by the Company to ESAS in March 2015 were forfeited and cancelled and the Company has no further obligations under such warrants. The warrants represented the right to purchase up to an aggregate of 5,333,335 common shares, subject to the satisfaction of certain performance criteria, at exercise prices ranging from $41.25 per share to $150.00 per share.

The suspension of the Services and Investment Agreement will end upon the Company providing written notice to ESAS that the Company elects to have ESAS recommence services under the Services and Investment Agreement or upon the occurrence of certain other events specified in the letter agreement.

About EXCO

EXCO is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s liquidity, sources of capital resources and ability to implement or execute on any strategic or financial initiatives, adjust its capital structure, or increase its liquidity; the continued volatility of, or depressed prices in, the oil and gas markets; the continued listing of EXCO’s common shares on the NYSE; the estimates of reserves; availability and costs of services and materials; commodity price changes;

regulatory changes; and general economic conditions. These and other factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

EXCO Resources, Inc.

Tyler Farquharson, 214-368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com